UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2011

ATLAS CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-144645	20-5549779
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

2234 N. Federal Highway, Suite 330, Florida 33431
(Address of Principal Executive Offices)

(561) 488-7623
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 6, 2011, Atlas Capital Holdings Inc. (the “Company”) acquired all of the outstanding stock of Textraw, Inc. (“Textraw”), a Georgia corporation that engineers and distributes an environmentally-friendly "green" synthetic ground cover manufactured from recycled materials, in exchange for $2,000,000 in warrants that have an exercise price of $0.25. Upon exercise the warrants may be converted into 8,000,000 shares of the Company’s restricted common stock.  In addition, the Company agreed to provide Textraw’s current management, who sold all of their shares to the Company,  $1,000,000 in warrants with an exercise price of $0.25 (“Incentive Warrants”).  The Incentive Warrants will be exercisable if and when Textraw meets the following revenue bench marks:

$129,680 in its first quarter of operation commencing November 1, 2011;

$389,042 in the second quarter of operation commencing February 1, 2012;

$654,244 in the third quarter of operation commencing May 1, 2012;

$844,686 in the fourth quarter of operation commencing August 1, 2012;

Item 1.02. Termination of a Material Definitive Agreement

On October 7, 2011 the Board of Directors of the Company terminated the Company’s Joint Venture Agreement (“JVA”)with Clean Energy Pathways, Inc. (“CEP”).  The Joint Venture (“JV”)was to be operated jointly by CEP and the Company.  Under the JVA, the Company agreed to increase its number of consultants and to maintain its operations and execute on those marketing and financial opportunities that are in the best interest of the JV. In return for the engagement of the Company CEP provided $100,000 as an engagement fees for its services to be drawn upon for expenses related to CEP projects.

Item 9.01 Financial Statement and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS CAPITAL HOLDINGS, INC.
Registrant

Dated: October 12, 2011	/s/ Christopher K. Davies
Christopher K. Davies, President